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                                                                      Exhibit 99

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200



FOR IMMEDIATE RELEASE                                     CONTACT: RON CASTELL
                                                               (954) 627-5016


           REPUBLIC INDUSTRIES, INC. APPOINTS ROBERT J. BROWN TO BOARD


         FORT LAUDERDALE, FLORIDA (April 10, 1997)---Republic Industries, Inc. (NASDAQ:RWIN) announced today that Robert J. Brown, Chairman and Chief Executive Officer of B&C Associates, has been appointed to the company's Board of Directors.

         Mr. Brown, 62, is the founder of B&C Associates, a management consulting, marketing research and public relations firm headquartered in High Point, North Carolina. He will serve as an independent member of the Republic Board of Directors.

         A native of North Carolina, Mr. Brown is a member of the boards of United National Bank, First Union Corporation, Duke Power Company, Sonoco Products Company, and North Carolina Citizens for Business & Industry. Mr. Brown also serves on the boards of Boston University, Guilford College, Pepperdine University School of Law, Horatio Alger Association, the Reynolda House Museum of American Art, and Crystal Cathedral Ministries. He is also a member of the Board of Governors of the University of North Carolina System.

         In addition, H. Wayne Huizenga, Chairman and Co-Chief Executive Officer, said Republic Industries will retain B&C Associates to review the company's public policies, including minority hiring and promotion, equal employment, and diversity policies and practices, and community and government relations programs at Republic and at those companies that Republic has acquired. He said Mr. Brown's firm would work to ensure that Republic and the companies it has acquired retain a leadership role in these areas by implementing any necessary improvements and by monitoring compliance.

         Mr. Huizenga said, "We welcome Bob Brown to the Board of Republic Industries. His contributions will enhance the business expertise on our board and in our company."

         Mr. Brown said, "I am delighted to bring more than 35 years of experience in the public and private sector to this outstanding company. I look forward to working with Wayne Huizenga and Steve Berrard in the months and years ahead."

                                    --More--


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         B&C Associates, Inc. helped pioneer the field of social and public responsibility assessment more than 30 years ago and has developed an expertise in this area by conducting assessments for major corporations throughout the United States and overseas. The company has a global reputation for linking Fortune 500 corporations with influential African-American groups.

         Republic Industries, Inc. is a diversified holding company with subsidiaries operating in the solid waste services, electronic security services, automotive rental and automotive retailing industries.


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